Exhibit 99.1
                                  PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:                   Brent L. Peters, President & CEO
Telephone Number:          610-965-5959
E-mail:                    blpeters@eastpennbank.com


             EAST PENN FINANCIAL CORPORATION CONTINUES RECORD GROWTH
                   WITH FOURTH QUARTER 2003 EARNINGS UP 31.1%

     (January 20, 2004) - EMMAUS, PA -- East Penn Financial Corporation (NasdaqSC: EPEN) today reported its fourth quarter 2003 earnings of $830,000. This is a 31.1% increase over fourth quarter 2002 earnings of $633,000. Net income for the twelve months ended December 31, 2003 soared to a record $2,809,000, representing a 16.9% increase over year-end 2002 earnings of $2,403,000.

     Basic and diluted earnings per share for the fourth quarter of 2003 increased 44.4% to 13 cents compared to 9 cents for the fourth quarter of 2002. For the twelve months ending December 31, 2003, basic and diluted earnings per share increased 19.4% to 43 cents from 36 cents for the same period in 2002. In addition, increased earnings had a positive impact on the bank's book value, which increased 4%, to $3.10 at December 31, 2003 as compared with $2.98 at December 31, 2002.

     In announcing these results, Brent L. Peters, President and Chief Executive Officer, stated "the corporation has again delivered to its shareholders another record earnings year. This is of particular importance considering the economic and interest rate challenges that the banking industry, in general, has faced during the year. The growth in earnings was driven primarily from core banking activities. Net interest income after provision for loan losses increased 10.4% to $9,833,000 as of year-end 2003 from $8,907,000 as of year-end 2002. Other income, comprised of customer service fees, mortgage-banking activities and other operating income increased 36.1% to $2,271,000 at the end of 2003 from $1,669,000 at the end of 2002. In continuing our efforts to best serve our customers, we were able to achieve growth in assets of 24.2% to $337.9 million at the end of 2003 from $272.1 million at the end of 2002. Deposits increased 14.9% to $279.9 million in 2003 from $243.6 million in 2002, while loans increased 17.1 % to $204.6 million from $174.8 for the same period. We are very pleased to attain this level of growth, while achieving a dramatic increase in earnings and without sacrificing the quality of our assets. The corporation's asset quality continues to be quite strong with past due loans to total loans at December 31, 2003 of 0.78% as compared to 0.94% at December 31, 2002 and non-performing assets at year-end 2003 of 0.21% of total assets, as compared to 0.46% a year ago."

     The corporation's return on average assets (ROA) was 0.95% for the 2003 year-end as compared with 0.95% as of the 2002 year-end. Return on average shareholders' equity (ROE) was 13.96% at the end of 2003 in comparison with 13.35% for 2002.

     East Penn Financial Corporation, which was formed July 2003, is a $337.9 million financial holding company and is the parent of East Penn Bank, a locally owned community bank that serves the Lehigh Valley with 7 branch locations.

     Additional information about East Penn Financial Corporation is available on its website at www.eastpennbank.com.

EAST PENN FINANCIAL CORPORATION


                                            4th Quarter       4th Quarter
                                               ended             ended              %
(In thousands)                                12/31/03          12/31/02         Change
---------------------------------------------------------------------------------------
Net interest income
after loan loss provision                      $2,670            $2,348           13.7%
(thousands)
Net income                                        830               633           31.1%
(thousands)

Basic earnings per share (1)                   $ 0.13            $ 0.09           44.4%
Diluted earnings per share (2)                 $ 0.13            $ 0.09           44.4%


                                             12 months         12 months
                                               ended             ended              %
(In thousands)                                12/31/03          12/31/02         Change
---------------------------------------------------------------------------------------
Net interest income
after loan loss provision                      $9,833            $8,907           10.4%
(thousands)
Net income                                      2,809             2,403           16.9%
(thousands)

Basic earnings per share (1)                   $ 0.43            $ 0.36           19.4%
Diluted earnings per share (2)                 $ 0.43            $ 0.36           19.4%


                                                                                    %
(In millions)                                 12/31/03          12/31/02         Change
---------------------------------------------------------------------------------------
Assets                                         $337.9            $272.1           24.2%

Net worth                                        19.5              19.7           (1.0%)

Deposits                                        279.9             243.6           14.9%


(1)  Based  upon  the  weighted   average  number  of  shares  of  common  stock
     outstanding for the applicable periods.
(2) Based upon the weighted average number of shares plus dilutive potential common share equivalents outstanding for the applicable periods.







This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the bank's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in East Penn Financial Corporation's filings with the Securities and Exchange Commission.